Exhibit 23.2

                         Consent of Independent Auditors



The Board of Directors
Reinhold Industries, Inc.

The audit referred to in our report dated March 16, 2001, included the related financial statement schedule II-A as of December 31, 2000 and for the year ended December 31, 2000, included in the December 31, 2000 Annual Report on Form 10-K of Reinhold Industries, Inc. This financial statement schedule II-A is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule. In our opinion, such financial statement schedule II-A, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-101589) pertaining to the Amended and Restated Reinhold Industries, Inc Stock Incentive Plan and the Registration Statement (Form S-8 No. 333-39925) pertaining to the Reinhold Industries, Inc. Stock Incentive Plan of our report dated March 16, 2001, with respect to the consolidated financial statements and schedule of Reinhold Industries, Inc. incorporated by reference and included in this Annual Report (Form 10-K) for the year ended December 31, 2000, respectively.


/s/ KPMG LLP

Los Angeles, California
March 24, 2003